Commission File No. ____________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

DIAMOND I, INC.
(Exact Name of registrant as specified in its charter)

Delaware	01-0623010
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8733 Siegen Lane, Suite 309, Baton Rouge, Louisiana	70810
(Address of principal executive office)	(Zip Code)

2004 Stock Ownership Plan
(Full Title of Plan)

David Loflin, President and CEO 8733 Siegen Lane, Suite 309 Baton Rouge, Louisiana 70810
(Name and address of agent for service)

(225) 341-4004
(Telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock	30,000,000 shares	$0.022	$660,000.00	$70.62
Total	30,000,000 shares		$660,000.00	$70.62
(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Second Amended and Restated 2004 Stock Ownership Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the Over-the-Counter Bulletin Board on February 14, 2007.

(3)	Calculated pursuant to General Instruction E on Form S-8.

EXPLANATORY NOTE
This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission on September 13, 2004 (File No. 333-118943) and March 30, 2006 (File No. 333-132834), respectively, are hereby incorporated by reference.

On September 13, 2004, Diamond I, Inc. (formerly AirRover Wi-Fi Corp.), a Delaware corporation, filed a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 20,000,000 shares of its common stock which had been authorized and reserved for issuance under the Registrant’s 2004 Stock Ownership Plan. On March 30, 2006, Diamond I, Inc. filed a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an additional 32,500,000 shares of its common stock which had been authorized and reserved for issuance under the Registrant’s First 2004 Stock Ownership Plan. This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission to register an additional 30,000,000 shares of common stock pursuant to the Registrant’s Second Amended 2004 Stock Ownership Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents are hereby incorporated by reference into this Registration Statement:
1.	our Annual Report on Form 10-KSB for the year ended December 31, 2005, filed on April 17, 2006;
2.	our Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2006, filed on May 30, 2006;
3.	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed on August 21, 2006;
4.	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed on December 20, 2006;
5.	our Current Report on Form 8-K/A, date of event, January 20, 2006, filed on March 23, 2006;
6.	our Current Report on Form 8-K/A, date of event, May 17, 2006, filed on May 30, 2006; and
7.	our Current Report on Form 8-K, date of event, May 31, 2006, filed on June 2, 2006.
In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.
Each share of our common stock entitles its holder to one vote on all matters to be voted upon by shareholders. Subject to preferences that may apply to any outstanding shares of our preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any shares of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Item 5.	Interests of Names Experts and Counsel.
Newlan & Newlan, Attorneys at Law, has passed upon the validity of the shares registered pursuant to this Registration Statement. The partners of the firm of Newlan & Newlan own, directly and indirectly, a total of 20,400,000 shares of our common stock.

Item 6.	Indemnification of Directors and Officers.
As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit No.	Description
5.1	Legal Opinion of Newlan & Newlan, Attorneys at Law.
10.1	Registrant’s Second Amended and Restated 2004 Stock Ownership Plan.
23.1	Consent of Malone & Bailey, P.C.

Item 9.	Undertakings.
(a)
The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 15th day of February, 2007.

DIAMOND I, INC.

By:	/s/ DAVID LOFLIN
David Loflin, President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ DAVID LOFLIN		February 15, 2007
David Loflin	President (principal executive officer), Acting Chief Accounting Officer (principal financial officer) and Director

/s/ WADDELL D. LOFLIN		February 15, 2007
Waddell D. Loflin	Vice President, Secretary and Director

/s/ GREGORY A. BONNER		February 15, 2007
Gregory A. Bonner	Director

February ___, 2007
Ira R. Witkin	Director